Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of February 28, 2025 ($ in thousands, except shares):

Components of Transactional Net Asset Value	February 28, 2025
Investments at fair value (cost of $3,077,606)	$3,351,986
Cash and cash equivalents	255,111
Foreign currencies at fair value (cost of $11,502)	11,606
Other assets	137,921
Other liabilities	(23,900)
Accrued performance participation allocation	(12,915)
Management fee payable	—
Accrued shareholder servicing fees and distribution fees (1)	(2,952)
Transactional Net Asset Value	$3,716,857
Number of outstanding shares	129,481,713

(1) Shareholder servicing fees apply only to Class S Shares, Class U Shares, Class D Shares, Class R-S Shares and Class R-D Shares. Distribution fees apply only to Class S Shares, Class R-S Shares and Class U Shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S Shares, Class U Shares, Class D Shares and Class R-D Shares.

Effective January 1, 2025, the Company updated its Transactional Net Asset Value calculation methodology such that the Company may exclude from the calculation of Transactional Net Asset Value as of the relevant valuation date, tax liabilities of certain taxable subsidiaries through which the Company holds Infrastructure Assets that are contingent upon the expected manner of the divestment of the associated underlying Infrastructure Asset and are not expected to be recognized by the Company (although the current tax liabilities of any such taxable subsidiaries may be taken into account in determining the fair value of the associated underlying Infrastructure Assets).

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of February 28, 2025 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class S Shares	Class U Shares	Class R-D Shares	Class R Shares	Class D Shares	Class E Shares	Class F Shares	Class G Shares	Class H Shares	Total
Monthly Transactional Net Asset Value	$630,466	$789,352	$1,354,743	$22,185	$848,928	$35,669	$1	$35,511	$1	$1	$3,716,857
Number of outstanding shares	21,948,059	27,498,317	47,268,661	773,105	29,556,674	1,242,841	40	1,193,936	40	40	129,481,713
Transactional Net Asset Value per Share as of February 28, 2025	$28.73	$28.71	$28.66	$28.70	$28.72	$28.70	$29.74	$29.74	$31.50	$31.50

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value as of February 28, 2025 ($ in thousands):

As of February 28, 2025
GAAP Net Asset Value	$3,586,687
Adjustment:
Accrued shareholder servicing fees and distribution fees (1)	119,346
Deferred tax liabilities of certain taxable subsidiaries (2)	10,824
Transactional Net Asset Value	$3,716,857

(1) Represents an adjustment to reflect Shareholder servicing fees and distribution fees related to Class S Shares, Class U Shares, Class D Shares and Class R-D Shares sold as they are accrued on a monthly basis.

(2) Represents an adjustment to exclude tax liabilities of certain taxable subsidiaries through which the Company holds Infrastructure Assets that are contingent upon the expected manner of the divestment of the associated underlying Infrastructure Asset and are not reasonably expected to be recognized by the Company.

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for Infrastructure Assets that are valued at fair value as of February 28, 2025:

		As of February 28, 2025
Valuation Methodology & Inputs	Unobservable Input(s) (1)	Weighted Average (2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Illiquidity Discount	6.7%	5.0% - 10.0%
	Weight Ascribed to Market Comparables	1.1%	0.0% - 25.0%
	Weight Ascribed to Discounted Cash Flow	93.3%	0.0% - 100.0%
	Weight Ascribed to Transaction Price/Other	5.6%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	11.0x	11.0x - 11.0x

Discounted Cash Flow	Weighted Average Cost of Capital	10.7%	6.5% - 20.7%
	Enterprise Value / LTM EBITDA Exit Multiple	14.1x	7.0x - 24.0x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments. “LTM” means Last Twelve Months.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values as of February 28, 2025:

	As of February 28, 2025
Input	Hypothetical Change	Infrastructure Asset Values
Weighted Average Cost of Capital	0.25% decrease	+2.42%
	0.25% increase	-2.37%